Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

ARAMARK Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-53163-99, 333-75870, 333-89118, 333-89120, 333-89122, 333-89124, 333-89126, 333-103517, and 333-115950) on Form S-8 and the registration statement (No. 333-85050) on Form S-3 of ARAMARK Corporation and subsidiaries of our report dated November 9, 2004, with respect to the consolidated balance sheets of ARAMARK Corporation and subsidiaries as of October 3, 2003 and October 1, 2004, and the related consolidated statements of income, cash flows and shareholders’ equity for each of the fiscal years in the three-year period ended October 1, 2004, and the related financial statement schedule, which report appears in the October 1, 2004, annual report on Form 10-K of ARAMARK Corporation.

Philadelphia, Pennsylvania

December 7, 2004